Exhibit 10.3
Alseres Pharmaceuticals, Inc.
239 South Street
Hopkinton, MA 01748
Robert L. Gipson
Ingalls & Snyder, LLC
61 Broadway
New York, NY 10006
Ladies and Gentlemen:
     Reference is hereby made to that certain Securities Purchase Agreement, of even date herewith, by and between Alseres Pharmaceuticals, Inc. (the “Company”) and the Investors listed therein (the “Purchase Agreement”). Capitalized terms not otherwise defined shall have the meaning ascribed to them in the Purchase Agreement.
     As an inducement to enter into the Purchase Agreement, the Company has agreed to extend to you certain rights. If the Company sells any shares of its Common Stock to an individual or entity after the Initial Closing and before December 31, 2009 you shall be entitled to receive (as an Investor in the Initial Closing) additional shares of Common Stock and Warrants in accordance with the formula set forth in paragraph C of the Preamble to the Purchase Agreement.
     These rights shall not apply to: (a) the issuance of any shares of Common Stock as a stock dividend to holders of Common Stock or upon any subdivision or combination of shares of Common Stock, (b) the issuance of shares of Common Stock or options with respect thereto (subject in either case to appropriate adjustment for stock splits, stock dividends, recapitalizations and similar events occurring after the date of this Agreement), issued or issuable to employees, directors or officers of, or consultants to, the Company or any Subsidiary pursuant to any plan, agreement or arrangement approved by the Board of Directors of the Company or (c) the issuance of securities solely in consideration for the acquisition (whether by merger or otherwise) by the Company or any Subsidiary of all or substantially all of the stock or assets of any other entity.
     These rights shall terminate upon the earlier of (i) December 31, 2009 or (ii) the sale of all or substantially all of the assets of the Company, whether by merger, share exchange or otherwise.
     The Company shall not be allowed to sell or issue any shares of Common Stock or Warrants if such sale or issuance when combined with any shares previously sold under the Purchase Agreement and any shares issuable under this agreement in total would result in the issuance of an excess of 4,000,000 shares of Common Stock or 19.99% of the then outstanding Common Stock of the Company, when taken together with all of the shares of Common Stock (including Warrant Shares) issued pursuant to the Purchase Agreement.

     Any shares of Common Stock and Warrants issued pursuant to this Agreement shall be subject to the terms and conditions of the Purchase Agreement.
     EXECUTED as of the date set forth above to be governed by the laws of the State of Delaware.

ALSERES PHARMACEUTICALS, INC
By:	/s/ Kenneth L. Rice
Name: Kenneth L. Rice
Title: EVP & CFO

Agreed to and acknowledged as of the date set forth above:
Investor:

By:	/s/ Robert L. Gipson
Robert L. Gipson